Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 18, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of The Mexico Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Committees of the Board of Directors” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

March 12, 2007